Exhibit 4(iv)

















                 DOMINION SUBSIDIARY SAVINGS PLAN

                          TRUST AGREEMENT





























                     Effective October 1, 1995

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE I
      DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE II
     ESTABLISHMENT OF TRUST. . . . . . . . . . . . . . . . . . .  2

     2.01.     General . . . . . . . . . . . . . . . . . . . . .  2
     2.02.     Exclusive Benefit/Non-Diversion . . . . . . . . .  2

ARTICLE III
     POWERS OF TRUSTEE . . . . . . . . . . . . . . . . . . . . .  3

     3.01.     General . . . . . . . . . . . . . . . . . . . . .  3
     3.02.     DRI Stock . . . . . . . . . . . . . . . . . . . .  5
     3.03.     Voting of DRI Stock . . . . . . . . . . . . . . .  6
     3.04.     Appointment of Agents by the Trustee. . . . . . .  6
     3.05.     Appointment of Sub-Trustees,
               Custodians, Sub-Custodians. . . . . . . . . . . .  6

ARTICLE IV
     DUTIES OF TRUSTEE . . . . . . . . . . . . . . . . . . . . .  6

     4.01.     General . . . . . . . . . . . . . . . . . . . . .  6
     4.02.     Plan Accounts . . . . . . . . . . . . . . . . . .  6
     4.03.     Account Valuations. . . . . . . . . . . . . . . .  7
     4.04.     Investment Accounts . . . . . . . . . . . . . . .  7
     4.05.     Distributions . . . . . . . . . . . . . . . . . .  7
     4.06.     Examination of Trustee Records. . . . . . . . . .  8
     4.07.     Trustee Reports . . . . . . . . . . . . . . . . .  8
     4.08.     Taxes . . . . . . . . . . . . . . . . . . . . . .  8
     4.09.     Other Trustee Duties. . . . . . . . . . . . . . .  8

ARTICLE V
     DUTIES OF ADMINISTRATOR . . . . . . . . . . . . . . . . . .  8

     5.01.     General . . . . . . . . . . . . . . . . . . . . .  8
     5.02.     Operational Responsibilities. . . . . . . . . . .  9
     5.03.     Administrator Reports . . . . . . . . . . . . . .  9
     5.04.     Actions by Administrator. . . . . . . . . . . . .  9
     5.05.     Authority to Act. . . . . . . . . . . . . . . . .  9
     5.06.     Indemnification of Trustee For Acts of
               Administrator . . . . . . . . . . . . . . . . . . 10

ARTICLE VI
     COMPENSATION OF THE TRUSTEE . . . . . . . . . . . . . . . . 10

     6.01.     General . . . . . . . . . . . . . . . . . . . . . 10
     6.02.     Payments From Trust Fund. . . . . . . . . . . . . 10

ARTICLE VII
     REMOVAL OR RESIGNATION OF TRUSTEE . . . . . . . . . . . . . 10

     7.01.     Notice. . . . . . . . . . . . . . . . . . . . . . 10
     7.02.     Successor Trustee . . . . . . . . . . . . . . . . 10
     7.03.     Transfer of Trust Fund. . . . . . . . . . . . . . 11
     7.04.     Accountings . . . . . . . . . . . . . . . . . . . 11

ARTICLE VIII
     TERMINATION OF PLAN . . . . . . . . . . . . . . . . . . . . 11

     8.01.     Notice, Continuation or Distribution. . . . . . . 11
     8.02.     Automatic Termination . . . . . . . . . . . . . . 12
     8.03.     Withdrawal of a Participating
               Affiliate . . . . . . . . . . . . . . . . . . . . 12

ARTICLE IX
     DENIAL OF EXISTENCE OF GUARANTEES . . . . . . . . . . . . . 12

     9.01.     General . . . . . . . . . . . . . . . . . . . . . 12
     9.02.     No Employment Rights. . . . . . . . . . . . . . . 13

ARTICLE X
     FAILURE TO QUALIFY. . . . . . . . . . . . . . . . . . . . . 13

ARTICLE XI
     AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE XII
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 13

     12.01.    Headings. . . . . . . . . . . . . . . . . . . . . 13
     12.02.    Applicable Law. . . . . . . . . . . . . . . . . . 14
     12.03.    Mergers or Consolidations . . . . . . . . . . . . 14
     12.04.    Singular, Plural, Capitalization and
               Gender. . . . . . . . . . . . . . . . . . . . . . 14
     12.05.    Trustee Merger. . . . . . . . . . . . . . . . . . 14
     12.06.    Sponsor Mergers . . . . . . . . . . . . . . . . . 14
     12.07.    Assignments and Alienations . . . . . . . . . . . 14
     12.08.    Counterparts. . . . . . . . . . . . . . . . . . . 15

                           INTRODUCTION


         This Agreement shall be called the Dominion Subsidiary Savings Plan Trust Agreement and is hereinafter referred to as the Trust Agree-ment.

         Dominion Capital, Inc. (the Sponsor), a corporation organized and existing under the laws of the Commonwealth of Virginia, has adopted the Dominion Subsidiary Savings Plan (the Plan) and the Trust Agreement, effective October 1, 1995, for the benefit of employees of any non-regulated subsidiaries (collectively, the Company) of Dominion Resources, Inc. who adopt the Plan.

         The Sponsor has acted to appoint Signet Trust Company as trustee of the Plan, effective October 1, 1995.

         Signet Trust Company (the Trustee) accepts its appointment as Trustee in accordance with Plan Article XVI and agrees to abide by all of the terms of the Trust Agreement.

                             ARTICLE I

                            DEFINITIONS


         Any capitalized term used in this Trust Agreement which is not expected by normal usage and which is defined in Article I or elsewhere in the Plan shall have the meaning herein as set forth in the Plan. The provisions of the Plan are incorporated by reference into this Trust Agreement.


                            ARTICLE II

                      ESTABLISHMENT OF TRUST


    2.01. General. The Sponsor hereby establishes with the Trustee a Trust consisting of such funds as the Company may from time to time deliver to the Trustee constituting Company contributions to the Plan, and any earnings and profits thereon. All such funds, any earnings and profits thereon and the stock, securities and other property acquired by the Trustee with such funds, less the payments or distributions which have been made by the Trustee at the appropriate time of reference and any losses pertaining to such stock, securities or other property, shall be held in trust by the Trustee pursuant to the terms of the Plan and this Trust Agreement and shall be referred to as the Trust Fund.

    2.02. Exclusive Benefit/Non-Diversion. At no time shall any part of the Trust Fund be used for or diverted to purposes other than for the exclusive benefit of Members, retired Members and their Beneficiaries and for the payment of the expenses of the Plan; nothing provided herein, however, shall prevent the return to the Company of contributions on the failure of the Plan to qualify initially under Section 401 of the Internal Revenue Code of 1986, as amended (the Code) as provided in the Plan or which are made as a mistake of fact, or which are not deductible, as provided in the Plan, as allowed by law.


                            ARTICLE III

                         POWERS OF TRUSTEE


    3.01. General.  The Trustee shall have the following powers:
         (a) to invest and reinvest the Trust Fund in such investments as it may deem proper and suitable for the purposes of the Plan, as may be selected by an investment manager, or as directed by participants in accordance with the Plan, including, by way of example and not of limitation, notes; bonds; obligations; either common or preferred stock; warrants; rights; securities convertible into common stock; units, shares, or participations in a common trust fund; or any open-end or closed-end management investment company or unit investment trust registered under the Investment Company Act of 1940, as amended (including funds or trusts sponsored or operated by the Trustee or, if applicable an investment manager or any affiliate of the Trustee or an investment manager, the terms of which are incorporated herein by reference); partnerships; obligations of the United States, any state of the United States or any municipality or agency thereof; mortgages and real estate whether developed or undeveloped; sales and leasebacks; interests in real estate investment trusts; leaseholds of any duration; savings accounts; certificates of deposit and other types of time deposits with any financial institution (including the Trustee); individual and group insurance policies or contracts; annuity contracts; separate accounts; and investment policies and contracts;

         (b) To invest and reinvest the Trust Fund in accordance with the provisions of the Plan and Trust Agreement.

         (c) To keep, retain and safeguard any and all investments properly constituting the Trust Fund.

         (d) To sell, assign, exchange, transfer, convey or otherwise dispose of any or all of the investments or property constituting the Trust Fund in accordance with the provisions of the Plan at either public or private sale for cash or other consideration or for deferred payments, and for the purpose of selling, assigning, transferring or conveying the same, to make, execute, acknowledge and deliver any and all instruments of conveyance or assignments in such form and with such warranties and covenants as the Trustee may deem proper; and in the event of any sale, conveyance, exchange or other disposition of any asset of the Trust Fund, the purchaser shall not be required in any way to see to the application of the purchase money or other consideration passing in connection therewith.

         (e) To vote any stocks, bonds or other securities held by it (excluding any such securities held by a sub-trustee or subject to the direction of an investment manager appointed pursuant to Section 3.05 or 3.01(i)) in accordance with the provisions of the Plan at any meeting of stockholders, bondholders, or other security holders, and to delegate the power so to vote to attorneys-in-fact or by proxies under power of attorney, restricted or unrestricted, and to join in or dissent from or oppose the reorganization, recapitalization, consolidation, sale or merger of the corporation or properties in which the Trustee may hold stocks, bonds or other securities.

         (f) To take up or subscribe for any rights or exercise any subscription or conversion privilege in any stocks, bonds, notes or other securities constituting the Trust Fund.
         (g) To compromise, adjust, arbitrate, sue or defend, abandon or otherwise deal with and settle claims in favor of or against the Trust Fund or relating to any of the assets of the Trust.

         (h) To hold property in the Trustee's name or the name of the nominees, or to retain such investment unregistered or in a form permitting transfer by delivery, provided that the books and records of the Trustee shall at all times show that such investments are a part of the Trust.

         (i) To invest all or any part of the assets of the Trust Fund in any collective investment trust which then provides for the pooling of the assets of the Plan described in Code section 401(a) and exempt from tax under Code section 501(a), or any comparable provisions of any future legislation that amends, supplements, or supersedes those sections, and which is then maintained by any bank (whether or not such collective investment trust provides for the pooling of assets of other tax-exempt trusts), provided that such collective investment trust is exempt from tax under the Code or regulations or rulings issued by the Internal Revenue Service. The provisions of the document governing any such collective investment trust as it may be amended from time to time shall govern any investment therein and are hereby made a part of this Trust Agreement.

         (j) If an investment manager, as defined in section 3(38) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), which has been appointed (by a named fiduciary designated for this purpose by the Sponsor) to direct some or all of the investments of the Trust Fund in accordance with the Plan, is a bank, as defined in the Investment Advisors Act of 1940, to transfer to such investment manager all or any specified assets in that part of the Trust Fund which is subject to such investment manager's direction, for investment by such investment manager through the medium of any common, collective or commingled trust fund maintained by it which consists solely of assets of trusts qualified under Code section 401(a) and which is exempt from tax under Code section 501(a), whereupon the instrument establishing such common, collective or commingled trust fund, as amended from time to time, shall constitute a part of the Plan assets of which are included in such part of this Trust as long as any portion of such assets shall be invested through the medium of such common, collective or commingled trust fund.

         (k) Subject to its general fiduciary obligations to the Plan, to hold cash uninvested and deposit same with any banking or savings institution, including its own banking department or the banking department of one of its affiliates.

         (l) To consult with legal counsel, including, without limitation, counsel to a participating employer or the Plan's
    Administrator with respect to the construction of this Agreement, its duties hereunder, or any act which it purposes to take or omit.

         (m) To do all other things which shall be necessary to carry out the powers specified herein and to perform its duties under the Plan and this Trust Agreement.

    3.02. DRI Stock.  The Trustee may acquire Dominion Resources, Inc.
    Stock (DRI Stock) to be credited to the accounts of Members in the Plan, whether such stock is unregistered or registered under the Securities
    Act of 1933, as amended, through open market purchases or from DRI's authorized but unissued shares; provided, however, that any transaction with respect to DRI Stock must be at least as favorable to the Plan and the Members thereof as the most favorable alternative set forth above not chosen. Purchases made from DRI shall be based on the closing market price of DRI Stock on the New York Stock Exchange composite tape on the preceding business day of the New York Stock Exchange.

    3.03. Voting of DRI Stock. Before each annual or special meeting of stockholders of DRI, the Trustee will furnish each Member with a copy of the proxy solicitation material for such meeting as furnished to the Trustee by DRI together with a form addressed to the Trustee requesting the Member's confidential instructions on how the DRI Stock credited to his account as of the Valuation Date preceding the record date should be voted. Upon receipt of such instructions, the Trustee shall vote such stock as instructed. Any DRI stock held by the Trustee as to which it receives no voting instructions shall to the extent consistent with its fiduciary duties under ERISA, be voted by the Trustee in accordance with management recommendations.

    3.04. Appointment of Agents by the Trustee. The Trustee is authorized to appoint agents with discretionary authority as to any part of the Trust Fund and functions incident thereto when, in the sole discretion of the Trustee, such delegation is necessary in order to facilitate the operation of the Trust and such delegation is not inconsistent with the purposes of the Trust or in contravention of any law. In the delegation of such discretionary authority, the Trustee may appoint as agent any person or entity including, but not limited to, an Administrator. Upon such delegation, the Trustee may require such reports, bonds or written agreements as it deems necessary to monitor properly the actions of its delegate. The Trustee shall have the sole responsibility for continuing or terminating any delegation of discretionary authority to any agent under this section.

    3.05. Appointment of Sub-Trustees, Custodians, Sub-Custodians. In addition to the Trustee's authority under section 3.04, at the direction of the Sponsor, the Trustee may from time to time employ one or more sub-trustees, custodians, or sub-custodians.


                            ARTICLE IV

                         DUTIES OF TRUSTEE


    4.01. General. The Trustee shall receive contributions to the Plan and invest the same and any earnings thereon according to the terms of the Plan.

    4.02. Plan Accounts. The Trustee shall establish or cause to be established the Company Stock Fund, Interest Bearing Account Fund, Balanced Fund, Equity Index Fund, America's Utility Fund and such other Accounts as may be necessary or desirable for the administration of the Plan, and credit or cause to be credited contributions thereto, and invest the contributions and any earnings thereon in accordance with the terms of the Plan and any elections made by Members pursuant to the terms of the Plan. Such accounts, however, are established for purposes of convenience and accounting only and shall not prevent the Trustee from dealing with the assets of the Trust as a single commingled fund, nor shall the keeping of such accounts vest any Member with an interest in the assets held by the Trustee except to the extent provided under the terms of the Plan.

    4.03. Account Valuations. The Trustee shall periodically (but at least annually) value or cause the assets of the Trust Fund to be valued according to the provisions of the Plan and shall determine the value of DRI Stock and units of such other Account Fund for purposes of crediting contributions to a Member's account or making distributions therefrom.

    4.04. Investment Accounts. For purposes of establishing the Interest Bearing Account Fund, the Balanced Fund, the Equity Fund, and the America's Utility Fund, the Trustee may invest in securities, may participate in a fund investing in securities or may enter into an annuity contract or other investment agreement with an insurance company or other financial institution; provided, however, that should the Sponsor so direct, the Trustee shall enter into a contract with such terms and with such insurance company or other financial institution as the Sponsor may direct. The Trustee shall be fully protected and indemnified by the Sponsor for any liability it may incur in following such direction.

    4.05. Distributions. At the direction of an Administrator, the Trustee shall distribute such money and other property to such person or entities as the Administrator may designate. Any direction given to the Trustee by the Administrator in accordance with this Section need not specify the particular application of the payment to be made, but shall specify that the payment is for benefits or expenses provided by the Plan. The Trustee shall be fully protected in relying on the instructions of the duly authorized representative of an Administrator in making payments from the Plan from time to time and shall be charged with no responsibility whatsoever respecting the application of such money and other property. The Trustee shall have no authority concerning the entitlement of any person to benefits nor the amount of any person's benefits.

    4.06. Examination of Trustee Records. The Trustee shall keep or cause to be kept by its agents, records regarding the administration of the Trust, which records may be examined at any reasonable time by the duly authorized representative of an Administrator.

    4.07. Trustee Reports. The Trustee shall file with the Administrator such reports concerning the Plan and containing such information and at such times as the Trustee and the Administrator may agree. Further, the Trustee shall furnish the Administrator with such information as it may require and as may be agreed to for purposes of fulfilling any duties concerning reporting to state and federal agencies, the Members of the Plan and their Beneficiaries.

    4.08. Taxes. The Trustee shall pay out of the Trust Fund, or withhold for satisfaction, all taxes of any sort levied against the Trust Fund or any part thereof, other than taxes properly attributable to Members or their Beneficiaries.

    4.09. Other Trustee Duties. The Trustee shall perform all functions which may be assigned to it by this Trust Agreement and such other functions as may be agreed upon between the Sponsor and the Trustee from time to time in writing.


                             ARTICLE V

                      DUTIES OF ADMINISTRATOR


    5.01. General. In discharging the duties assigned to it under the Plan, the Administrator has the discretion and final authority to interpret and construe the terms of the Plan; to determine coverage and eligibility for benefits under such Plan; to adopt, amend, and rescind rules, regulations and procedures pertaining to its duties under such Plan and the administration of such Plan; and to make all other determinations the Administrator deems necessary or advisable for the discharge of its duties or the administration of such Plan. The Administrator's discretionary authority is absolute, conclusive and exclusive, and binds all parties so long as the Administrator exercises this discretion in good faith. In order to carry out the purposes of the Plan, the Sponsor specifically intends that judicial review of any decision of the Plan's Administrator be limited to the deferential arbitrary and capricious standard of review. Such judicial deference will promote the efficient administration of the Plan by reducing the amount and costs of litigation related to the Plan Administrator's decisions, thereby preserving the resources of the Plan and promoting the interests of participants and beneficiaries. The express grant of any specific power to the Administrator with respect to any duty assigned to it under the Plan should not be construed as limiting any power or authority of such Administrator to discharge its duties.

    5.02. Operational Responsibilities. The Administrator shall have complete responsibility for the operation and administration of the Plan and, by way of example and not limitation, shall determine eligibility for Membership, receive elections of Members under the Plan pertaining to investments, contributions, suspensions, distributions or withdrawals and notify the Trustee of the same, receive requests for distributions and direct the Trustee to make such distributions and furnish the Trustee with such information as it may require to carry out its duties under the Plan and the Trust Agreement.

    5.03. Administrator Reports. The Administrator shall make all reports concerning the Plan to state and federal agencies and to Members and their Beneficiaries, other than those specifically imposed on the Trustee by law, the Plan, this Trust Agreement or those which the Trustee has agreed in writing to prepare. Should the Trustee incur any liability by reason of the Administrator's failure to file timely reports which the Sponsor is obligated to file, the Sponsor shall reimburse the Trustee for any and all obligations, including penalties, interest and expenses incurred by the Trustee.

    5.04. Actions by Administrator. Any action by the Administrator pursuant to this Trust Agreement shall be taken by those persons and entities authorized to take such action on behalf of the Administrator pursuant to Section 5.05 and shall be evidenced in writing and signed by a duly authorized representative of the Administrator and the Trustee shall be fully protected in acting in accordance with such writing.

    5.05. Authority to Act. The Administrator shall furnish the Trustee from time to time with certified copies of resolutions from the Sponsor's Board of Directors, as applicable, or a letter from the principal executive officer on behalf of the Sponsor evidencing the appointment, identity and termination of office of any persons acting as or constitut-ing the Administrator or the duly authorized representatives of the Sponsor with respect to any right, power or duty specified in this Trust Agreement, and the Trustee shall be fully protected in taking action based on instructions from such persons pursuant to Section 5.04 until he has received notice of a revocation of such authority.

    5.06. Indemnification of Trustee For Acts of Administrator. The Sponsor shall fully indemnify and save harmless the Trustee from liability and expense incident to any act or failure to act by reason of the Trustee's reliance on or compliance with instructions issued by the Administrator or any duly authorized representative of the Administrator pursuant to Sections 5.04 and 5.05.


                            ARTICLE VI

                    COMPENSATION OF THE TRUSTEE


    6.01. General. The Trustee shall be entitled to compensation for services rendered by it in such amount and on such basis as it and the Administrator may agree from time to time and shall be reimbursed by the Sponsor for any reasonable expenses it may incur in administering the Trust Agreement.

    6.02. Payments From Trust Fund. The compensation and reimbursement of the Trustee and all other expenses (including, where applicable, the fees of counsel where the engagement and compensation arrangements have been approved in advance by the Administrator) of the Plan shall be paid by the Plan in a uniform and equitable manner unless paid by the Sponsor and their participating affiliates.


                            ARTICLE VII

                 REMOVAL OR RESIGNATION OF TRUSTEE


    7.01. Notice. The Sponsor may remove the Trustee hereunder with respect to the Plan at any time by giving 30 days' notice in writing to the Trustee. The Trustee may resign as Trustee of the Plan at any time by giving 30 days' notice in writing to the Administrator of the Plan or the Sponsor. The parties by agreement may waive such written notice or may cause a resignation or removal to become effective before the running of the notice period.

    7.02. Successor Trustee. In the event of such removal or resignation, a successor Trustee shall be appointed by the Sponsor to become Trustee of the Plan as of the time such removal or resignation becomes effective. Such successor Trustee shall accept such appointment by an instrument in writing delivered to the Administrator. The Trustee upon becoming successor Trustee shall be vested with all the rights, powers, duties, privileges and immunities as successor Trustee hereunder as if originally designated as Trustee in this Trust Agreement.

    7.03. Transfer of Trust Fund. Upon such appointment and acceptance, the retiring Trustee shall endorse, transfer, assign, convey and deliver to the successor Trustee all of the funds, securities and other property then held by it in the Trust Fund, except such amount as it may consider necessary to cover its compensation and its expenses in connection with the settlement of its accounts and the delivery of the Trust Fund to the successor Trustee. The balance remaining of any amount so reserved shall be transferred and paid over to the successor Trustee promptly upon settlement of its accounts.

    7.04. Accountings. In the event of the removal or resignation of the Trustee hereunder, the Trustee shall file with the Administrator a statement and report of its accounts and proceedings covering the period from its last statement and report and shall furnish the Administrator with the entire master record of each Account in the Plan updated through the date of removal or resignation.


                           ARTICLE VIII

                        TERMINATION OF PLAN


    8.01. Notice, Continuation or Distribution. In the event a termination of the Plan occurs, the Administrator shall notify the Trustee of such termination in writing. Thereafter, the Administrator may either direct the Trustee according to the terms of the Plan to maintain the assets of the Plan in trust and distribute them pursuant to the terms of the Plan as if a termination had not occurred, or it may direct the Trustee to distribute all cash, securities and other property then constituting the Trust Fund, less any amounts constituting charges and expenses payable from the Trust Fund on the date or dates specified by the Admin-istrator to such persons and in such manner as such Administrator shall direct. In making such distributions, the Trustee shall be entitled to assume that such distributions are in full compliance with and are not in violation of any applicable law, and the Trustee may require such Administrator to furnish it with evidence that such distributions do not violate any such law. The Sponsor, as applicable, shall indemnify and save the Trustee harmless from any liability or expense the Trustee may incur with respect to any liability of any kind whatsoever arising from any distribution made by the Trustee at the direction of the Administrator as a result of the termination of the Plan.

    8.02. Automatic Termination. This Trust Agreement shall terminate when there are no remaining assets of the Trust Fund.

    8.03. Withdrawal of a Participating Affiliate. A participating affiliate may at any time direct the Trustee to segregate and withdraw that portion of the equitable share of the Plan as may be certified to the Trustee by the Administrator as allocable to any specified group or groups of employees or beneficiaries. Whenever segregation is required, the Trustee shall withdraw from the Trust Fund such assets as it shall in its absolute discretion deem to be equal in value to the equitable share to be segregated. Such withdrawal from the Trust Fund shall be in cash or in property held in such Fund, or in a combination of both, as agreed to between the Administrator and the Trustee. The Trustee shall thereafter hold the assets so withdrawn as a separate trust fund in accordance with the provisions of either this Agreement (which shall be construed with respect to such assets as if the employer maintaining the Plan (determined without regard to whether any subsidiaries or affiliates of such employer have joined in the Plan)) had established a separate trust agreement with the Trustee hereunder or of a separate trust agreement. Such segregation shall not preclude later readmission to the Trust Fund.


                            ARTICLE IX

                 DENIAL OF EXISTENCE OF GUARANTEES


    9.01. General. Neither the Sponsor, any Trustee, nor any other participating affiliates in any way guarantee the adequacy of the Trust Fund for the payment of any benefit or amount which may become due under the Plan to any Member or to the legal representative or Beneficiary of any such Member. Each Member, former Member, Beneficiary or legal representative of a Member shall look solely to the assets constituting the Trust Fund for the payment of benefits under the Plan.

    9.02. No Employment Rights. Membership in the Plan shall not give any employee the right to be retained in the Sponsor's or any participating affiliate's service or any right or interest in the Trust Fund other than as provided herein or in the Plan.


                             ARTICLE X

                        FAILURE TO QUALIFY


         It is the intent of the Sponsor that the Plan and Trust will qualify under Code sections 401(a) and 501(a). In the event that the Plan and the Trust fail to be initially accepted by the Internal Revenue Service as a qualified plan and the applicable Administrator declines to make any necessary changes in the Plan and Trust to bring them into compliance with the Code, Company contributions shall be returned to the Company within one year of receipt of the Internal Revenue Service's determination that a Plan is not initially a qualified plan.


                            ARTICLE XI

                             AMENDMENT


         The Sponsor reserves the right at any time, and from time to time, to modify or amend in whole or in part any or all of the provisions of this Agreement with respect to the Plan; provided, however, that no modification or amendment which affects the rights, duties or responsibilities of a Trustee may be made without the Trustee's consent.


                            ARTICLE XII

                           MISCELLANEOUS


    12.01. Headings. Titles are included only for convenience and are not to be considered in the construction of the provisions hereof.

    12.02. Applicable Law. Except to the extent otherwise required by federal law, the Trust Agreement hereby created shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Virginia.

    12.03. Mergers or Consolidations. No merger or consolidation with, or transfer of assets or liabilities of the Plan to any other plan shall be made, unless each Member would receive immediately after such event a benefit (determined as if the Plan had terminated at that time) which is equal to or greater than the benefit he would have been entitled to receive under the Plan immediately before such event had the Plan terminated at that time.

    12.04. Singular, Plural, Capitalization and Gender. Wherever appropriate, words used in this Agreement in the singular shall include the plural; and the plural, the singular. The masculine gender shall include the feminine; and the feminine gender, the masculine, unless the context clearly indicates otherwise.

    12.05. Trustee Merger. Any corporation into which the Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Trustee is a party, or any corporation succeeding to the trust business of the Trustee, shall become the successor of the Trustee hereunder, without the execution or filing of any instrument or the performance of any further act on the part of the parties hereto.

    12.06. Sponsor Mergers. Any corporation into which the Sponsor may be merged or with which either may be consolidated, or any corporation succeeding to all or a substantial part of the business interests of the Sponsor may become a party hereunder if it elects to continue a Plan and this Trust Agreement and files a notice in writing to that effect with the Trustee.

    12.07. Assignments and Alienations. No payment which is payable from the Trust Fund to any person will be subject in any manner to anticipation, alienation, garnishment, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to anticipate, assign, alienate, sell, garnishee, transfer, pledge, encumber or charge the same will be void; and no such benefit will in any manner be subject to the debts, contracts, liabilities, engagements or torts of any such person, nor will it be subject to legal notice for or against such person and the same will not be recognized by the Trustee except to the extent required by law.

    12.08. Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

    IN WITNESS WHEREOF, Dominion Capital, Inc. and the Trustee have caused their duly authorized officers to sign this document this _____ day of _________________, 1995.





    DOMINION CAPITAL, INC.





    BY:




            As evidenced by the signature of its duly authorized officer, Signet Trust Company hereby accepts its appointment, as Trustee and fiduciary responsibility under this Trust Agreement.





    SIGNET TRUST COMPANY





    BY: